UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION
(Rule 14a – 101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.__)

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ARI NETWORK SERVICES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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FOR IMMEDIATE RELEASE

Leading Independent Proxy Advisory Firms  ISS And Glass Lewis Recommend Shareholders Vote The White Proxy Card For Both ARI Network Services, Inc. Director Nominees

Milwaukee, Wis., December 27, 2016 – ARI Network Services, Inc. (NASDAQ: ARIS) today announced that two of the nation’s leading independent proxy advisory firms, Institutional Shareholder Services Inc. (ISS) and Glass Lewis, have both issued reports recommending that ARI shareholders vote the  WHITE proxy card FOR the election of both of the Company’s Director nominees – William C. Mortimore and Robert Y. Newell, IV – at the Company’s upcoming 2017 Annual Meeting of Stockholders to be held on January 5, 2017.

“The recommendations made by both ISS and Glass Lewis in support of ARI’s  Director nominees affirm our strongly held belief that our strategy will continue to produce significant results,” said ARI Chairman of the Board, William H. Luden, III. “Our highly qualified Director nominees are critical members of our team and have helped maintain our focus on growing the business both organically and by acquisition. By executing on our strategic plan, we have invested in the future while continuing to deliver results for our shareholders.”

In its Dec. 23, 2016, report, ISS stated:

•

“It is difficult to dispute that the current board and management have driven significant, long-term total return for shareholders, with robust TSR (total shareholder return) of 262.0 percent over the tenure of the current CEO.”

•

“…the positive TSR suggests that the market expects ARI’s recent investments will pay off in the medium term. In fact, our analysis suggests that, if management’s topline and EBITDA targets are achieved, over the next five years ROIC should expand into the low teens.”

•	“The dissident has failed to make a compelling case that change at the board level is necessary, no support for the dissident nominees is warranted.”

 ISS’ position is supported by the opinions stated in the Dec. 23, 2016, Glass Lewis report:

•	“We find that the Company’s share price returns have been better than the performance of various relevant market indices over both the short and long run.”
•	“We also believe that the Dissident’s recent track record at other public firms should give ARI shareholders a great deal of pause.”
•

“We believe a dissident shareholder seeking minority board representation must: (i) make a compelling case that the board either has mismanaged or failed to properly oversee the company’s direction, or suffers from serious governance concerns; and (ii) nominate qualified board candidates, free from significant conflicts, who can be expected to proactively address the dissident's concerns. In this case, we believe that the Dissident has failed to meet both of our aforementioned criteria.”

With the annual meeting rapidly approaching, ARI encourages its shareholders to vote the WHITE proxy card to VOTE FOR ALL of ARI’s Director nominees. ARI also urges shareholders to discard any blue proxy card or voting instruction form they may receive from Park City. Even a WITHHOLD vote with respect to Park City’s nominees on its blue proxy card or voting instruction form will cancel any proxy or voting instruction form previously given to ARIS.

Important Additional Information

ARI has filed a definitive proxy statement on Schedule 14A (the Proxy Statement) with the Securities and Exchange Commission (SEC) in connection with its Board of Directors’ solicitation of proxies to vote in favor of the directors nominated by the Board and to vote on the other matters described therein and any other matters that properly come before the 2017 Annual Meeting of Shareholders. On November 28, 2016, ARI commenced the mailing of the Proxy Statement and a WHITE proxy card to each ARI shareholder entitled to vote at the Annual Meeting. ARI has engaged Morrow Sodali (Morrow) to assist it in soliciting proxies from its shareholders. ARI has agreed to pay customary compensation to Morrow for such services and to indemnify Morrow and certain related persons against certain liabilities relating to or arising out of the engagement. Directors and certain officers of ARI may solicit proxies, although they will receive no additional compensation for such services. Information regarding securities ownership by the Board of Directors and certain members of management as of October 28, 2016, is contained in the Proxy Statement. ARI shareholders should read the Proxy Statement (including any amendments or supplements thereto) because these documents contain (or will contain) important information. The Proxy Statement and other public filings made by ARI with the SEC are available without charge from the SEC’s website at sec.gov and from ARI at http://investor.arinet.com.

About ARI
ARI Network Services, Inc. (ARI) (NASDAQ: ARIS) offers an award-winning suite of SaaS, software tools,

and marketing services to help dealers, equipment manufacturers and distributors in selected vertical markets Sell More Stuff!™ – online and in-store. Our innovative products are powered by a proprietary data repository of enriched original equipment and aftermarket electronic content spanning more than 17 million active part and accessory SKUs and 750,000 equipment models. Business is complicated, but we believe our customers’ technology tools don’t have to be. We remove the complexity of selling and servicing new and used vehicle inventory, parts, garments and accessories (PG&A) for customers in the automotive tire and wheel aftermarket, powersports, outdoor power equipment, marine, home medical equipment, recreational vehicles and appliance industries. More than 23,500 equipment dealers, 195 distributors and 3,360 brands worldwide leverage our web and eCatalog platforms to Sell More Stuff!™ For more information on ARI, visit investor.arinet.com.

Additional Information

•	Follow @ARI_Net on Twitter: twitter.com/ARI_Net
•	Become a fan of ARI on Facebook: facebook.com/ARInetwork
•	Join us on G+: plus.google.com/117293073211296447579
•	LinkedIn: linkedin.com/company/ari_2
•	Read more about ARI: investor.arinet.com/about-us

Images for media use only

ARI Logo Hi Res|  ARI Logo Low Res

For media inquiries, contact:

Colleen Malloy, Director of Marketing, ARI, 414.973.4323, colleen.malloy@arinet.com

For investor inquiries, contact:
Theresa DeNicola, ARI, 414.973.4334, theresa.denicola@arinet.com